Exhibit 10.5

AMENDED AND RESTATED DIRECTOR SHAREHOLDER BENEFIT

PROGRAM AGREEMENT FOR JERRY McVICKER

This Amended and Restated Director Shareholder Benefit Program Agreement (the “Agreement”), effective as of the 22nd day of December 2016, amends and restates the Director Shareholder Benefit Program Agreement originally dated September 1, 2000 and last amended October 20, 2010 (the “Prior Agreement”) between MUTUALBANK (f/k/a Mutual Federal Savings Bank), an Indiana commercial bank (the “Bank”), and Jerry McVicker (hereinafter referred to as “Director”). Any reference herein to the “Company” shall mean MutualFirst Financial, Inc., the holding company of the Bank.

WITNESSETH:

WHEREAS, the Director serves the Bank;

WHEREAS, the Bank recognizes the valuable services heretofore performed by the Director and wishes to encourage his continued service;

WHEREAS, the Prior Agreement was originally entered into between the Director and First Federal Savings Bank of Marion (“First Federal”) in order to assure the Director that he will be entitled to a certain amount of additional compensation for some definite period of time from and after retirement from active service or other termination of employment and to provide his beneficiary with benefits from and after death;

WHEREAS, the Prior Agreement was previously amended on January 9, 2001, February 12, 2003 and October 20, 2010 and was assumed by the Bank in connection with its acquisition of First Federal;

WHEREAS, the Bank and the Director desire to restate the Prior Agreement to reflect the prior amendments and to make certain additional changes, with the Agreement as amended and restated to provide the terms and conditions upon which the Bank shall pay such additional compensation to the Director after retirement or other termination of employment and/or death benefits to his beneficiary after death; and

WHEREAS, the Bank has adopted this Amended and Restated Director Shareholder Benefit Program Agreement which controls all issues relating to benefits as described herein;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Director agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Act” means the Employee Retirement income Security Act of 1974, as amended from time to time.

1.2	“Administrator” means the Bank.

1.3	“Bank” means MutualBank and any successor thereto.

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1.4	“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary in Exhibit B of this Agreement to whom the deceased Director’s benefits are payable. If no Beneficiary is so designated, then the Director’s Spouse, if living, will be deemed the Beneficiary. If the Director’s Spouse is not living, then the Children of the Director will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no Children, then the Estate of the Director will be deemed the Beneficiary.

1.5	“Benefit Age” means the later of: (i) the Director’s seventieth (70th) birthday or (ii) Director’s Termination of Service.

1.6	“Benefit Eligibility Date” means the date on which the Director is entitled to receive any benefit(s) pursuant to Section(s) III or V of this Agreement. It shall be the first day of the month following the month in which the Director attains his Benefit Age.

1.7	“Board of Directors” means the board of directors of the Bank.

1.8	“Cause” means personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order, material breach of any provision of this Agreement, or gross negligence in matters of material importance to the Bank.

1.9	“Change in Control” means any of the following events: (1) any person or persons acting as a group (within the meaning of Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30% or more of the total voting power of the outstanding stock of the Company or the Bank; (2) individuals who are members of the board of directors of the Company on the date hereof (the "Incumbent Board") cease for any reason during any 12-month period to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (3) any person or persons acting as a group (within the meaning of Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company or the Bank that have a gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Company or the Bank immediately before such acquisition or acquisitions; or (4) any other event which is not covered by the foregoing subsections but which the Board of Directors determines to affect control of the Company or the Bank and with respect to which the Board of Directors adopts a resolution that the event constitutes a Change in Control for purposes of the Agreement; provided that with respect to each of the events covered by clauses (1) through (4) above, the event must also be deemed to be either a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank within the meaning of Section 409A of the Code. The term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Bank or the Company.

1.10	“Children” means all natural or adopted children of the Director, and issue of any predeceased child or children.

1.11	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.12	“Contribution(s)” means those annual contributions which the Bank is required to make to the Retirement Income Trust Fund on behalf of the Director in accordance with Subsection 2.1(a) and this Subsection 1.12 of the Agreement. The methodology for determining such contributions shall be: 9.25% of the difference, adjusted to take into account the Bank’s tax rate, between the Bank’s aggregate after-tax income derived from annual increases in the cash surrender value of the hypothetical pool of no-load, no-surrender charge life insurance policies described in Appendix I and the after-tax Cost of Funds Expense for the Plan Year for which the annual contribution is to be made; provided, however, that in no event shall such yearly Contribution exceed that accrual necessary under the benefit/years of service method for the Bank to pay, beginning at the Benefit Eligibility Date, the Survivor’s Benefit payable over the Payout Period.

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If such contracts for life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above-described policies were purchased, or were not subsequently surrendered or lapsed. Such illustrations will be received from the insurance company and will indicate the increases in policy cash surrender values for purposes of calculating the Contribution to the Retirement Income Trust Fund.

In either case, references to life insurance contracts are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Director and his beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Agreement than that of an unsecured creditor of the Bank.

1.13	“Cost of Funds Expense” means an interest rate as hereinafter defined to be applied and compounded annually with respect to the after-tax cash flow related to the Agreement, including benefit payments and an initial premium sum of Five Million Five Hundred Thousand Dollars ($5,500,000). The interest rate shall be equal to 80% of the last available one (1) year advance rate from the Federal Home Loan Bank in Indianapolis as determined on January 1 of each Plan Year, or such other rate as is mutually agreed by the Bank and the Director.

1.14	“Director” means a person serving as a Director, Advisory Director, or Director Emeritus of the Bank.

1.15	“Disability” means the Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Bank, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Administrator, the Director must submit proof to the Administrator of the Social Security Administration’s or the provider’s determination.

1.16	“Effective Date” of this Agreement as amended and restated shall be the date first written above.

1.17	“Estate” means the estate of the Director.

1.18	“Interest Factor” means monthly compounding, discounting or annuitizing, as applicable, at a rate of Seven Percent (7%) per annum.

1.19	“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed. Payments shall be made in monthly installments commencing on the first day of the month following the occurrence of the event which triggers distribution and continuing for one hundred eighty (180) months. Should the Director make a Timely Election to receive a lump sum benefit payment, the Director’s Payout Period shall be deemed to be one (1) month.

1.20	“Plan Year” shall mean the calendar year.

1.21	“Retirement Age” means the Director’s seventieth (70th) birthday; provided, however, that the Director’s actual retirement from full-time service may occur on or after the Director attains age seventy (70) and, in such case, the Director’s age at actual retirement shall be deemed the Retirement Age.

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1.22	“Retirement Income Trust Fund” means the trust fund account established by the Director and into which annual Contributions will be made by the Bank on behalf of the Director pursuant to Subsection 2.1. The contractual rights of the Bank and the Director with respect to the Retirement Income Trust Fund shall be outlined in a separate writing to be known as the Jerry McVicker Grantor Trust agreement.

1.23	“Specified Employee” means an individual who at the time of Termination of Service is a key employee of the Company or the Bank (or any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(g)), if any stock of the Company or the Bank (or any other affiliated entities that are deemed to constitute a “service recipient”) is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an individual is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the Director is a key employee during an identification period, the Director is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.24	“Spouse” means the individual to whom the Director is legally married at the time of the Director’s death, provided, however, that the term “Spouse” shall not refer to an individual to whom the Director is legally married at the time of death if the Director and such individual have entered into a formal separation agreement or initiated divorce proceedings.

1.25	“Suicide” means the act of intentionally killing oneself.

1.26	“Supplemental Retirement Income Benefit” means an annual amount (before taking into account federal and state income taxes), payable in monthly installments throughout the Payout Period equal to the annuitized value, using the Interest Factor, of the Retirement Income Trust Fund.

1.27	“Survivor’s Benefit” means the benefit provided to Director’s Beneficiary payable over the Payout Period as set forth in Exhibit A.

1.28	“Termination of Service” means the termination of the Director’s service with the Bank (and any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(h)(3), including the Company) for any reason other than death or Disability. Whether a Termination of Service takes place is determined in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Director’s service.

1.29	“Timely Election” means the Director has made an election to change the form of benefit payment(s) by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit C of this Agreement). Such change will not take effect until twelve (12) months following the date it is received by the Administrator. Distributions (except distributions due to death and Disability) must be delayed at least five (5) years from the date the distributions otherwise would have been made. Any election related to distribution at a specified time or pursuant to a fixed schedule must be made twelve (12) months prior to the date the distribution is scheduled to be paid.

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SECTION II

BENEFITS - GENERALLY

2.1	(a) Retirement Income Trust Fund. The Director has established the Jerry McVicker Grantor Trust into which the Bank shall be required to make annual Contributions on the Director’s behalf, pursuant to this Section II of the Agreement, and the Director shall select a trustee for such trust from time to time in accordance with the terms of such trust. The trustee shall maintain an account, separate and distinct from the Director’s personal contributions, which account shall constitute the Retirement Income Trust Fund. The trustee shall be charged with the responsibility of investing all contributed funds. Distributions from the Retirement Income Trust Fund of the Jerry McVicker Grantor Trust may be made by the trustee to the Director, for purposes of payment of any income or employment taxes due and owing on Contributions by the Bank to the Retirement Income Trust Fund, if any, and on any taxable earnings associated with such Contributions which the Director shall be required to pay from year to year, under applicable law, prior to actual receipt of any benefit payments from the Retirement Income Trust Fund. To the extent this Agreement is inconsistent with the Jerry McVicker Grantor Trust agreement, the Jerry McVicker Grantor Trust Agreement shall supersede this Agreement.

The annual Contributions required to be made by the Bank to the Retirement Income Trust Fund will be determined in accordance with Subsection 1.12. Contributions shall be made by the Bank to the Retirement Income Trust Fund (i) within seventy-five (75) days of establishment of such trust, and (ii) within the first thirty (30) days of the beginning of each subsequent Plan Year, unless this Section expressly provides otherwise.

(b)(1) Contributions Made Annually

The annual Contributions to the Retirement Income Trust Fund shall continue each year, unless this Subsection 2.1(b) specifically states otherwise, until the Plan Year of the Director’s Termination of Service as a Director.

(2) Termination Following a Change in Control

If a Change in Control occurs, followed by the Director’s involuntary Termination of Service or termination due to Disability, the Contribution set forth below shall be required of the Bank. The Bank shall be required to make an immediate lump sum contribution to the Retirement Income Trust Fund equal to the current present value (using the Interest Factor) of the right to receive a Supplemental Retirement Income Benefit equal to the Survivor’s Benefit at age 70 and payable over the Payout Period less the sum of all prior pre-tax Contributions to the Retirement Income Trust Fund (plus interest accrued on those Contributions using the Interest Factor).

(3) Termination For Cause

If the Director is terminated for Cause pursuant to Subsection 5.2, no further Contribution(s) to the Retirement Income Trust Fund shall be required of the Bank, and if not yet made, no Contribution shall be required for the Plan Year in which such termination for Cause occurs.

(4) Involuntary Termination of Service.

If there is an involuntary Termination of Service for any reason, excluding termination for Cause, or death, or termination following a Change in Control, no further Contribution(s) to the Retirement Income Trust Fund shall be required of the Bank, and if not yet made, no contribution shall be required for the Plan Year in which such termination occurs.

(5) Death During Employment.

If the Director dies while employed by the Bank, the Bank shall be required to make an immediate lump sum contribution to the Retirement Income Trust Fund including (i) the full Contribution required for the Plan Year in which such termination occurs, if not yet made, plus (ii) the current present value (using the Interest Factor) of the right to receive the Survivor’s Benefit immediately and payable over the Payout Period less the sum of all prior pre-tax Contributions to the Retirement Income Trust Fund (plus interest accrued on those Contributions using the Interest Factor).

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(6) Voluntary Termination

If the Director voluntarily terminates service or does not seek reappointment to the Board, no further Contribution(s) to the Retirement Income Trust Fund shall be required of the Bank, and if not yet made, no Contribution shall be required for the Plan Year in which such termination occurs.

(7) Disability Prior to Change in Control

If the Director becomes entitled to disability benefits under Section VI prior to a Change in Control, no further Contribution(s) to the Retirement Income Trust Fund shall be required of the Bank, and if not yet made, no Contribution shall be required for the Plan Year in which such termination occurs.

SECTION III

RETIREMENT BENEFIT

3.1	(a) Normal Form of Payment. If (i) the Director is employed with the Bank until reaching Retirement Age, and (ii) the Director has not made a Timely Election to receive a lump sum benefit, this Subsection 3.1(a) shall be controlling with respect to retirement benefits.

The Retirement Income Trust Fund, measured as of the Director’s Benefit Age, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Such benefit payments shall commence on the Director’s Benefit Eligibility Date, subject to Section 6.2 of this Agreement. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is less than the rate of return used to annuitize the Retirement Income Trust Fund, no additional contributions to the Retirement Income Trust Fund shall be required by the Bank in order to fund the final benefit payment(s) and make up for any shortage attributable to the less-than-expected rate of return. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is greater than the rate of return used to annuitize the Retirement Income Trust Fund, the final benefit payment to the Director (or Beneficiary) shall include the excess amounts attributable to the greater-than-expected rate of return. In the event the Director dies at any time after attaining Benefit Age, but prior to commencement or completion of all the payments due and owing hereunder, the trustee of the Retirement Income Trust Fund shall pay to the Beneficiary the monthly installments (or a continuation of such monthly installments if they have already commenced) for the balance of months remaining in the Payout Period.

(b) Alternative Payout Option. If (i) the Director is employed with the Bank until reaching Retirement Age, and (ii) the Director has made a Timely Election to receive a lump sum benefit, this Subsection 3.1(b) shall be controlling with respect to retirement benefits.

The balance of the Retirement Income Trust Fund, measured as of the Director’s Benefit Age, shall be paid to the Director in a lump sum on the Benefit Eligibility Date, subject to Section 6.2 of this Agreement. In the event the Director dies after becoming eligible for such payment (upon attainment of Benefit Age), but before the actual payment is made, the Beneficiary shall be entitled to receive the lump sum benefit in accordance with this Subsection 3.1(b) within thirty (30) days of the date the Administrator receives notice of the Director’s death.

SECTION IV

PRE-RETIREMENT DEATH BENEFIT

4.1	(a) Normal Form of Payment. If (i) the Director dies while employed by the Bank, and (ii) the Director has not made a Timely Election to receive a lump sum benefit, this Subsection 4.1(a) shall be controlling with respect to pre-retirement death benefits.

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The balance of the Retirement Income Trust Fund, measured as of the later of (i) the Director’s death, or (ii) the date any final lump sum Contribution is made pursuant to Subsection 2.1(b), shall be annuitized (using the Interest Factor) into monthly installments and shall be payable to the Beneficiary for the Payout Period. Such benefit payments shall commence within thirty (30) days of the date the Administrator receives notice of the Director’s death. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is less than the rate of return used to annuitize the Retirement Income Trust Fund, no additional contributions to the Retirement Income Trust Fund shall be required by the Bank in order to fund the final benefit payment(s) and make up for any shortage attributable to the less-than-expected rate of return. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is greater than the rate of return used to annuitize the Retirement Income Trust Fund, the final benefit payment to the Beneficiary shall include the excess amounts attributable to the greater-than-expected rate of return.

(b) Alternative Payout Option. If (i) the Director dies while employed by the Bank, and (ii) the Director has made a Timely Election to receive a lump sum benefit, this Subsection 4.1(b) shall be controlling with respect to pre-retirement death benefits.

The balance of the Retirement Income Trust Fund, measured as of the later of (i) the Director’s death, or (ii) the date any final lump sum Contribution is made pursuant to Subsection 2.1(b), shall be paid to the Beneficiary in a lump sum within thirty (30) days of the date the Administrator receives notice of the Director’s death.

SECTION V

BENEFIT(S) IN THE EVENT OF TERMINATION OF SERVICE

PRIOR TO RETIREMENT AGE

5.1	Involuntary Termination of Service Other Than for Cause. In the event the Director’s service with the Bank is involuntarily terminated prior to Retirement Age, for any reason, including a Change in Control, but excluding (i) the Director’s pre-retirement death, which is provided for in Section IV, or (ii) termination for Cause, which is provided for in Subsection 5.2, the Director (or Beneficiary) shall be entitled to receive benefits in accordance with this Subsection 5.1. Payment of benefits pursuant to this Subsection 5.1 shall be made in accordance with Subsection 5.1(a) or 5.1(b) below, as applicable.

(a) Normal Form of Payment.

(1) Director Lives Until Benefit Age. If (i) after such Termination of Service, the Director lives until attaining Benefit Age, and (ii) the Director has not made a Timely Election to receive a lump sum benefit, this Subsection 5.1(a)(1) shall be controlling with respect to retirement benefits.

The Retirement Income Trust Fund, measured as of the Director’s Benefit Age, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Such benefit payments shall commence on the Benefit Eligibility Date, subject to Section 6.2 of this Agreement. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is less than the rate of return used to annuitize the Retirement Income Trust Fund, no additional contributions to the Retirement Income Trust Fund shall be required by the Bank in order to fund the final benefit payment(s) and make up for any shortage attributable to the less-than-expected rate of return. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is greater than the rate of return used to annuitize the Retirement Income Trust Fund, the final benefit payment to the Director (or Beneficiary) shall include the excess amounts attributable to the greater-than-expected rate of return. In the event the Director dies at any time after attaining Benefit Age, but prior to commencement or completion of all the payments due and owing hereunder, the trustee of the Retirement Income Trust Fund shall pay to the Beneficiary the monthly installments (or a continuation of such monthly installments if they have already commenced) for the balance of months remaining in the Payout Period.

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(2) Director Dies Prior to Benefit Age. If (i) after such Termination of Service, the Director dies prior to attaining Benefit Age, and (ii) the Director has not made a Timely Election to receive a lump sum benefit, this Subsection 5.1(a)(2) shall be controlling with respect to retirement benefits.

The Retirement Income Trust Fund, measured as of the date of the Director’s death, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Such benefit payments shall commence within thirty (30) days of the date the Administrator receives notice of the Director’s death. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is less than the rate of return used to annuitize the Retirement Income Trust Fund, no additional contributions to the Retirement Income Trust Fund shall be required by the Bank in order to fund the final benefit payment(s) and make up for any shortage attributable to the less-than-expected rate of return. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is greater than the rate of return used to annuitize the Retirement Income Trust Fund, the final benefit payment to the Beneficiary shall include the excess amounts attributable to the greater-than-expected rate of return.

(b) Alternative Payout Option.

(1)      Director Lives Until Benefit Age. If (i) after such Termination of Service, the Director lives until attaining Benefit Age, and (ii) the Director has made a Timely Election to receive a lump sum benefit, this Subsection 5.1(b)(1) shall be controlling with respect to retirement benefits.

The balance of the Retirement Income Trust Fund, measured as of the Director’s Benefit Age, shall be paid to the Director in a lump sum on the Benefit Eligibility Date, subject to Section 6.2 of this Agreement. In the event the Director dies after becoming eligible for such payment (upon attainment of Benefit Age), but before the actual payment is made, the Beneficiary shall be entitled to receive the lump sum benefit in accordance with this Subsection 5.1(b)(1) within thirty (30) days of the date the Administrator receives notice of the Director’s death.

(2)      Director Dies Prior to Benefit Age. If (i) after such Termination of Service, the Director dies prior to attaining Benefit Age, and (ii) the Director has made a Timely Election to receive a lump sum benefit, this Subsection 5.1(b)(2) shall be controlling with respect to retirement benefits.

The balance of the Retirement Income Trust Fund, measured as of the date of the Director’s death, shall be paid to the Beneficiary within thirty (30) days of the date the Administrator receives notice of the Director’s death.

5.2	Termination for Cause. If the Director is terminated for Cause, all benefits under this Agreement, other than those which can be paid from previous Contributions to the Retirement Income Trust Fund (and earnings on such Contributions), shall be forfeited. Furthermore, no further Contributions shall be required of the Bank for the year in which such termination for Cause occurs (if not yet made). The Director shall be entitled to receive a benefit in accordance with this Subsection 5.2.

The balance of the Director’s Retirement Income Trust Fund shall be paid to the Director (or Beneficiary) in accordance with the form and timing of payment provisions of Section 5.1.

5.3	Voluntary Termination of Service. In the event of the Director’s voluntary Termination of Service with the Bank prior to Retirement Age, for any reason, including the Director’s failure to seek reappointment to the Board but excluding a Change in Control, the Director (or Beneficiary) shall be entitled to receive benefits in accordance with this Subsection 5.3. Payment of benefits pursuant to this Subsection 5.3 shall be made in accordance with Subsection 5.3(a) or 5.3(b) below, as applicable.

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(a) Normal Form of Payment.

If the Director has not made a Timely Election to receive a lump sum benefit, this Subsection 5.3(a) shall be controlling with respect to retirement benefits.

The Retirement Income Trust Fund, measured as of the date of Director’s voluntary Termination of Service, shall be annuitized (using the Interest Factor) into monthly installments and shall be payable for the Payout Period. Such benefit payments shall commence on the Director’s Benefit Eligibility Date, subject to Section 6.2 of this Agreement. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is less than the rate of return used to annuitize the Retirement Income Trust Fund, no additional contributions to the Retirement Income Trust Fund shall be required by the Bank in order to fund the final benefit payment(s) and make up for any shortage attributable to the less-than-expected rate of return. Should Retirement Income Trust Fund assets actually earn a rate of return, following the date such balance is annuitized, which is greater than the rate of return used to annuitize the Retirement Income Trust Fund, the final benefit payment to the Director (or Beneficiary) shall include the excess amounts attributable to the greater-than-expected rate of return. In the event the Director dies after becoming eligible for such payments, but prior to commencement or completion of all monthly payments due and owing hereunder, the trustee of the Retirement Income Trust Fund shall pay to the Beneficiary the monthly installments (or a continuation of such monthly installments if they have already commenced) for the balance of months remaining in the Payout Period.

(b) Alternative Payout Option.

If the Director has made a Timely Election to receive a lump sum benefit, this Subsection 5.3(b) shall be controlling with respect to retirement benefits.

The balance of the Retirement Income Trust Fund, measured as of the date of the Director’s voluntary Termination of Service, shall be paid to the Director in a lump sum within thirty (30) days of the Director’s Benefit Eligibility Date, subject to Section 6.2 of this Agreement. In the event the Director dies after becoming eligible for such payment, but before the actual payment is made, the Beneficiary shall be entitled to receive the lump sum benefit in accordance with this Subsection 5.3(b) within thirty (30) days of the date the Administrator receives notice of the Director’s death.

SECTION VI

OTHER BENEFITS

6.1	(a) Disability Benefit. If the Director experiences a Disability prior to Retirement Age, the Director shall receive the following Disability benefit in lieu of the retirement benefit(s) available pursuant to Subsection 5.1 (which is (are) not available prior to the Director’s Benefit Eligibility Date).

The lump sum benefit to which the Director is entitled shall be the balance of the Retirement Income Trust Fund. The benefit shall be paid within thirty (30) days following such Disability.

(b) Death Following Disability. In the event the Director dies after becoming eligible for such payment but before the actual payment is made, the Beneficiary shall be entitled to receive the benefit provided for in Subsection 6.1(a) within thirty (30) days of the date the Administrator receives notice of the Director’s death. Furthermore, the Bank shall make a direct, lump sum payment to the Beneficiary in an amount equal to the current present value (using the Interest Factor) of the right to receive a Supplemental Retirement Income Benefit equal to the Survivor’s Benefit immediately and payable over the Payout Period less the sum of all prior pre-tax Contributions to the Retirement Income Trust Fund (plus interest accrued on those Contributions using the Interest Factor). Such lump sum payment shall be payable to the Beneficiary within thirty (30) days of the date the Administrator receives notice of the Director’s death.

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6.2	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee, the provisions of this Subsection 6.2 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Director due to a Termination of Service are limited because the Director is a Specified Employee, then such distributions shall not be made during the first six (6) months following Termination of Service. Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Termination of Service. All subsequent distributions shall be paid in the manner specified.

6.3	Distributions Upon Income Inclusion Under Section 409A of the Code. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Director becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Director in accordance with the provisions of Treasury Regulations Section 1.409A-3(j)(4)(vi), (vii) and (xi). Any such distribution will decrease the Director’s benefit hereunder.

SECTION VII

BENEFICIARY DESIGNATION

The Director shall make or re-confirm his designation of primary and secondary Beneficiaries upon execution of this Agreement and shall have the right to change such designation, at any subsequent time, by submitting to (i) the Administrator, and (ii) the trustee of the Retirement Income Trust Fund, in substantially the form attached as Exhibit B to this Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of this Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION VIII

NON-COMPETITION

8.1	Non-Competition During Service.

In consideration of the agreements of the Bank contained herein and of the payments to be made by the Bank pursuant hereto, the Director hereby agrees that, for as long as he remains a Director of the Bank, he will devote substantially all of his time, skill, diligence and attention to the business of the Bank, and will not actively engage, either directly or indirectly, in financial services or in any business or other activity which is, or may be deemed to be, in any way competitive with or adverse to the best interests of the business of the Bank, its affiliates, subsidiaries, or parent corporation, if any, unless the Director has the prior express written consent of the Bank.

8.2	Breach of Non-Competition Clause.

(a) Continued Service Following Breach.

In the event (i) any material breach by the Director of the agreements and covenants described in Subsection 8.1 occurs, and (ii) the Director continues service at the Bank following such breach, all further Contributions to the Retirement Income Trust Fund shall immediately cease, and all benefits under this Agreement, other than those which can be paid from previous Contributions to the Retirement Income Trust Fund (and earnings on such Contributions), shall be forfeited. The Director (or his Beneficiary) shall be entitled to receive a benefit from the Retirement Income Trust Fund in accordance with the applicable provisions of Section III, IV, V or VI of this agreement.

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(b) Termination of Service Following Breach.

In the event (i) any material breach by the Director of the agreements and covenants described in Subsection 8.1 occurs, and (ii) the Director’s service with the Bank is terminated due to such breach, such termination shall be deemed to be for Cause and the benefits payable to the Director shall be paid in accordance with Subsection 5.2 of this Agreement.

SECTION IX

DIRECTOR’S RIGHT TO ASSETS

The rights of the Director, any Beneficiary, or any other person claiming through the Director under this Agreement, shall be solely those of an unsecured general creditor of the Bank. The Director, the Beneficiary or any other person claiming through the Director, shall only have the right to receive from the Bank those payments or amounts so specified under this Agreement. The Director agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Agreement. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Agreement shall not be deemed to be held under any trust for the benefit of the Director or his Beneficiaries, unless such asset is contained in the rabbi trust described in Section XlI of this Agreement. Any such asset shall be and remain a general, unpledged asset of the Bank in the event of the Bank’s insolvency.

SECTION X

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement, other than those Contributions required to be made to the Retirement Income Trust Fund. The Director, his Beneficiaries or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Agreement or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to replace such assets from time to time or to terminate its investment in such assets at any time, in whole or in part. At no time shall the Director be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION XI

ACT PROVISIONS

11.1	Named Fiduciary and Administrator. The Bank, as Administrator, shall be the Named Fiduciary of this Agreement. As Administrator, the Bank shall be responsible for the management, control and administration of the Agreement as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

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11.2	Claims Procedure and Arbitration. In the event that benefits under this Agreement are not paid to the Director (or to his Beneficiary in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within ninety (90) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION XII

MISCELLANEOUS

12.1	No Effect on Rights to Serve. Nothing contained herein will confer upon the Director the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Director without regard to the existence of the Agreement.

12.2	State Law. The Agreement is established under, and will be construed according to, the laws of the state of Indiana, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

12.3	Severability. In the event that any of the provisions of this Agreement or any portion thereof are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

12.4	Incapacity of Recipient. In the event the Director is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Agreement to which such Director is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

12.5	Unclaimed Benefit. The Director shall keep the Bank informed of his current address and the current address of his Beneficiaries. The Bank shall not be obligated to search for the whereabouts of any person. If the location of the Director or his Beneficiary(ies) is not made known to the Bank by the time any payment is due, the Bank may discharge its obligation by payment to the Director’s Estate. If there is no Estate in existence at such time or if such fact cannot be determined by the Bank, the Director and his Beneficiary(ies) shall thereupon forfeit any rights to the benefits provided for such Director and/or Beneficiary under this Agreement.

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12.6	Limitations on Liability. Notwithstanding any of the preceding provisions of the Agreement, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to the Director or any other person for any claim, loss, liability or expense incurred in connection with the Agreement.

12.7	Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

12.8	Effect on Other Corporate Benefit Agreements. Nothing contained in this Agreement shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

12.9	Suicide. Notwithstanding anything to the contrary in this Agreement, if the Director’s death results from Suicide, whether sane or insane, within twenty-six (26) months after execution of the Prior Agreement, all further Contributions to the Retirement Income Trust Fund shall thereupon cease, and no Contribution shall be made by the Bank to the Retirement Income Trust Fund in the year such death resulting from Suicide occurs (if not yet made). In such event, all benefits other than those available from previous Contributions to the Retirement Income Trust Fund under this Agreement shall be forfeited, and this Agreement shall become null and void. The balance of the Retirement Income Trust Fund, measured as of the Director’s date of death, shall be paid to the Beneficiary within thirty (30) days of the date the Administrator receives notice of the Director’s death.

12.10	Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Director, his successors, heirs, executors, administrators, and Beneficiaries.

12.11	Headings. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

12.12	Establishment of a Rabbi Trust. The Bank may establish a rabbi trust into which the Bank shall contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” (as defined in such rabbi trust agreement), until the contributed assets are paid to the Director and/or his Beneficiary in such manner and at such times as specified in this Agreement. It is the intention of the Bank that the contribution or contributions to the rabbi trust, if any, shall provide the Bank with a source of funds to assist it in meeting the liabilities of this Agreement.

12.13	Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank or the assets of the rabbi trust.

SECTION XIII

AMENDMENTS AND TERMINATION

13.1	Amendments. The Bank may amend this Agreement unilaterally by written action. Any amendment of the Agreement shall be made pursuant to a resolution of the Board of Directors of the Bank and shall be effective as of the date of such resolution. However, no amendment of the Agreement shall directly or indirectly deprive the Director of all or any portion of the Director’s Retirement Income Trust Fund as of the effective date of the resolution amending the Agreement.

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13.2	Plan Termination Generally. The Bank may terminate this Agreement unilaterally by written action. The benefit hereunder shall be the balance, if any, of the Retirement Income Trust Fund as of the date the Agreement is terminated. However, if such termination is done in anticipation of or pursuant to a Change in Control, such balance shall include the final Contribution made pursuant to Subsection 2.1(b)(2). Payment of the balance of the Retirement Income Trust Fund shall not be dependent upon the Director’s continued employment with the Bank following the termination date of the Agreement. Except as provided in Subsection 13.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Section III, Section IV, Section V or Section VI.

13.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Subsection 13.2, the Bank may completely terminate and liquidate this Agreement and cause all benefits payable under the Agreement to be paid in a lump sum under the following circumstances and conditions, in each case provided that all of the applicable requirements of Treasury Regulation §1.409A-3(j)(4)(ix) are satisfied:

(a)	The Bank or its successor may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate this Agreement within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided that all arrangements sponsored by the Bank or its successor (or any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(g)) immediately after the Change in Control which are treated as deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Director and any participants in any such similar arrangements are required to receive all amounts of compensation payable under the terminated arrangements within twelve (12) months of the date of the irrevocable action to terminate the arrangements;

(b)	The Bank may terminate and liquidate this Agreement within twelve (12) months of the Bank’s dissolution or with the approval of a bankruptcy court, provided that all benefits payable under the Agreement are included in the Director's gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practicable; or

(c)	The Bank may terminate and liquidate this Agreement provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Bank; (ii) all arrangements sponsored by the Bank that would be aggregated with any terminated arrangements under Treasury Regulation §1.409A-1(c) if the same service provider had deferrals of compensation under such arrangements are also terminated and liquidated; (iii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Bank takes all necessary action to irrevocably terminate and liquidate this Agreement; (iv) all payments are made within twenty-four (24) months following the date the Bank takes all necessary action to irrevocably terminate and liquidate this Agreement; and (v) the Bank does adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation §1.409A-1(c) if the same service provider participated in both arrangements, at any time within three (3) years following the date the Bank takes the irrevocable action to terminate and liquidate this Agreement, provided that all references in this clause (c) to the Bank shall include any affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(g).

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SECTION XIV

EXECUTION

14.1	This Agreement and the Jerry McVicker Grantor Trust Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof, including the Director’s Shareholder Benefit Plan Agreement dated February 1, 2000, are merged into and superseded by this Agreement and the Jerry McVicker Grantor Trust Agreement.

14.2	This Agreement shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

14.3	Trust Funding. Pursuant to requirements under the Pension Protection Act of 2006, the Bank shall not make contributions to the Retirement Income Trust Fund during any restricted period for purposes of paying deferred compensation of an applicable covered employee under a nonqualified deferred compensation plan of the Bank, or its affiliates, if the contribution would be treated as property transferred in connection with the performance of services under Internal Revenue Code Section 83, as provided in Internal Revenue Code Section 409A(b)(3).

14.4	Compliance with Code Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

[Remainder of page left intentionally blank.]

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IN WITNESS WHEREOF, the Bank and the Director have caused this Agreement to be executed as of the date first written above.

MUTUALBANK

By

Title

Acknowledged:

Director:

JERRY MCVICKER

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CONDITIONS AND ASSUMPTIONS

1.	The amount of the annual Contributions to the Retirement Income Trust has been based on a formula which is defined in Subsection 1.12.

2.	Survivor’s Benefit means a monthly amount equal to Three Thousand Seven Hundred and Fifty Dollars ($3,750).

The definition of Survivor’s Benefit has been incorporated into the Agreement for the sole purpose of actuarially establishing the maximum amount of annual Contributions to the Retirement Income Trust Fund and is intended to be an amount equal to the highest annual board fees received by the Director during the twelve (12) month period prior to the Director’s Benefit Eligibility Date. The amount of any Survivor’s Benefit payable pursuant to the Agreement will be a function of (i) the amount and time of Contributions to the Retirement Income Trust Fund and (ii) the actual investment experience of such Contributions.

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DIRECTOR SUPPLEMENTAL RETIREMENT

INCOME AGREEMENT

BENEFICIARY DESIGNATION

The Director, under the terms of the Amended and Restated Director Shareholder Benefit Program Agreement executed by the Bank, dated the 21st day of January, 2017, hereby designates the following Beneficiary(ies) to receive any guaranteed payments or death benefits under such Agreement, following his death:

PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect.

Such Beneficiary Designation is revocable.

DATE: January 21, 2017

WITNESS	Director

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AMENDED DIRECTOR SHAREHOLDER BENEFIT PROGRAM AGREEMENT NOTICE OF ELECTION TO CHANGE FORM OF PAYMENT

TO:	Bank:

Attention:

I hereby give notice of my election to change the form of payment of my Director Supplemental Retirement Income Benefit, as specified below. I understand that such notice, in order to be effective, must be submitted in accordance with the time requirements described in my Amended and Restated Director Shareholder Benefit Program Agreement.

☐	I hereby elect to change the form of payment of my benefits from monthly installments throughout my Payout Period to a lump sum benefit payment.

☐	I hereby elect to change the form of payment of my benefits from a lump sum benefit payment to monthly installments throughout my Payout Period. Such election hereby revokes my previous notice of election to receive a lump sum form of benefit payments.

Director

Date

Acknowledged:

By:

Title:

Date

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AMENDED AND RESTATED

DIRECTOR SHAREHOLDER BENEFIT PROGRAM AGREEMENT

APPENDIX I

The following no-load, no surrender charge life insurance policies are intended to comprise the hypothetical pool of life insurance, the increases in cash values of which are a component of the Contributions for each participant in the Amended and Restated Director Shareholder Benefit Program Agreement.

If such contracts for life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the below-described policies were purchased, or were not subsequently surrendered or lapsed. Such illustrations will be received from the insurance company and will indicate the increases in policy cash surrender values for purposes of calculating the Contributions to the Retirement Income Trust Fund.

In either case, references to life insurance contracts are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Director and their beneficiaries shall have no ownership interest in such policies and shall always have no greater interest in the benefits under this Plan than that of unsecured creditors of the Bank.

Life Insurance Company: Southland Life Insurance Company

Single Premium: One Million Three Hundred Thousand Dollars ($1,300,000)

Assumed Purchase Date: February 7, 2000

Assumed End Date: August 31, 2000

Assumed Resume Date: December 1, 2002

Life Insurance Company: Lincoln Benefit Life

Single Premium: Four Million Two Hundred Thousand Dollars ($4,200,000)

Assumed Purchase Date: February 7, 2000

Assumed End Date: August 31, 2000

Assumed Resume Date: December 1, 2002

Life Insurance Company: Life Investors Insurance Company of America

Single Premium: Five Million Five Hundred Thousand Dollars ($5,500,000)

Assumed Purchase Date: September 1, 2000

Assumed End Date: November 30, 2002

With respect to any death proceeds received from the above pool of insurance, the Bank is assumed to reinvest a portion of the death benefit equivalent to the policy’s Cash Surrender Value at the date of death, at an interest rate equivalent to the rate the remaining pool of insurance is earning. Such hypothetical investment is for the sole purpose of continuing to calculate the increases in cash surrender value in accordance with Subsection 1.12.

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